EX-10.2

AMENDMENT NO. 4 TO EMPLOYMENT

AGREEMENT

AMENDMENT NO. 4 dated April 11, 2002 to EMPLOYMENT AGREEMENT dated as of August 16, 1991, between Syratech Corporation, a Delaware corporation (the “Company”), and Melvin L. Levine (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of August 16, 1991, which was amended by Amendment No. 1 dated as of May 11, 1995, Amendment No. 2 dated as of January 31, 1997 and Amendment No. 3 dated as of April 16, 1997 (as so amended, the “Agreement”), (capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Agreement);

WHEREAS, the Company and the Executive have agreed to amend the provisions of the Agreement relating to (i) the Executive’s accrued paid time off, (ii) the Executive’s term of fulltime employment and (iii) certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.             Paid Time Off. The Company agrees that it will pay the Executive, at the end of the Executive’s term of full-time employment, a lump sum, subject to appropriate withholding requirements, equal to the Executive’s then accrued paid time off pursuant to the Company’s written policy. The Company and the Executive agree that as of December 31, 2001, the Executive had accrued an aggregate of 135 days of “paid time off’ as defined in the Company’s written policy dated January 1, 2001.

2.             Extension. Section 1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.2               The Executive’s term of full-time employment pursuant to this Agreement shall, unless otherwise terminated pursuant to Section 4 of this Agreement, continue until April 16, 2003. The Executive’s term of advisory service (the “Advisory Period”) shall begin on the day next following the last day of the Executive’s term of full-time employment in accordance with this Agreement and shall end on the third anniversary of such day.”

3.             Base Salary. As of April 16, 2002, the Executive’s Base Salary shall be increased by the Company to Four Hundred Fifteen Thousand Dollars ($415,000) per annum.

4.             Annual Bonus Opportunity. The Executive shall be eligible to participate in an annual incentive bonus program for the Company’s senior executives. The Executive’s participation in such annual bonus program shall be on terms similar to the participation of other senior executives of the Company.

5.             Options. The Company intends to adopt, as soon as is practicable, a 2002 Stock Incentive Plan and in connection therewith shall grant to the Executive options to purchase not less than 75,000 shares of the Company’s Common Stock, $.01 par value per share, thereunder. Such options shall have terms that are similar to the terms granted to other senior executives of the Company.

6.             Attorney’s Fees. The Company agrees to reimburse the Executive for his reasonable attorney’s fees actually incurred in connection with the negotiation of this Agreement in an amount not to exceed $1,500.

7.             Confirmation of Other Terms. In all other respects, the provisions of the Agreement are hereby ratified, confirmed and approved.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 4 to the Agreement as of the date first written above.

SYRATECH CORPORATION

By:	/s/ David V. Harkins
Name: David V. Harkins
Title: Director

/s/ Melvin L. Levine
Melvin L. Levine